Exhibit 10.21

Master Purchasing Agreement

Philips Medical Systems

Master Purchasing Agreement

(Agreement No. P01-000132)

between

Fischer Imaging

12300 North Grant Street

Denver, Colorado 80241

(Hereinafter referred to as “Fischer Imaging”)

and

Philips Medical Systems

DMC GmbH

Röntgenstrasse 24

22335 Hamburg

(hereinafter referred to as “PMS”)

Purchasing Frame Agreement

PMS DMC: Einkauf PST
PMS	Fischer imaging

Contents:

1	PREAMBLE

2	OBJECT OF THE AGREEMENT

3	SUBCONTRACT

4	PRODUCT DEVELOPMENT AND PRODUCT UPDATING

4.1	DEVELOPMENT
4.2	PRODUCT UPDATING / PRODUCT MODIFICATION

5	PLANNING AND ORDERING

5.1	REQUIREMENTS PLAN
5.2	PURCHASE ORDERS

6	MANUFACTURE

6.1	SPECIFICATION
6.2	TRACEABILITY
6.3	DRAWINGS AND TOOLS
6.4	DOCUMENTATION
6.5	DOWN PAYMENTS AND SUPPLIES (ITEMS PROVIDED BY THE CLIENT)

7	DELIVERY

7.1	MODE OF DELIVERY
7.2	TAKING RECEIPT OF GOODS
7.3	DELIVERY IN GOOD TIME
7.4	PACKAGING
7.5	INCOMING GOODS INSPECTION
7.6	COMPLAINTS

8	PRICES

8.1	PRICE CALCULATION
8.2	PRICE CHANGE, PRICE REVIEW
8.3	COST PRICE REDUCTION
8.4	RESULTS OF PRICE CALCULATION
8.5	MOST-FAVORED-NATION CLAUSE

9	INVOICING AND PAYMENT

9.1	INVOICING
9.2	PAYMENT

10	SERVICING SUPPORT AND SERVICING PARTS

10.1	SERVICING SUPPORT
10.2	COMMITMENT TO DELIVER SPARE PARTS
10.3	TRAINING

11	QUALITY

11.1	QS-AGREEMENT
11.2	INDUSTRIAL STANDARDS AND COMPANY STANDARDS

12	COMPLIANCE WITH THE REGULATIONS REGARDING THE ENVIRONMENT AND
ECOLOGICAL ASPECTS

12.1	LEGAL REGULATIONS

12.2	BANNED SUBSTANCES AND SUBSTANCES RELEVANT FOR THE ENVIRONMENT
12.3	OTHER REGULATIONS REGARDING THE ENVIRONMENT AND ECOLOGICAL ASPECTS

13	WARRANTY

13.1	WARRANTY
13.2	SCOPE OF WARRANTY
13.3	TERM OF WARRANTY
13.4	EPIDEMIC DEFECTS
13.5	REMEDYING EPIDEMIC DEFECTS
13.6	INTERRUPTION IN THE PERIOD OF LIMITATION
13.7	RECALLS

14	LIABILITY

15	LIABILITY INSURANCE

16	RIGHTS

16.1	THIRD-PARTY PROPERTY RIGHTS
16.2	RIGHTS OF USE
16.3	RIGHTS IN NAMES AND TRADEMARKS
16.4	SAFE-KEEPING OF SPARE PARTS

17	SECRECY

17.1	SECRECY
17.2	EXCEPTIONS

18	TERM OF AGREEMENT

19	TERMINATION

19.1	TERMINATION BECAUSE OF VIOLATION OF AN IMPORTANT OBLIGATION
19.2	TERMINATION BECAUSE OF MAJOR CHANGES

20	GENERAL PROVISIONS

20.1	ENTIRE AGREEMENT / WRITTEN FORM
20.2	ASSIGNMENT
20.3	EXPORT CONTROL
20.4	STANDARD TERMS AND CONDITIONS
20.5	AUTHORITATIVE PROVISIONS
20.6	SAVING CLAUSE
20.7	FORCE MAJEURE
20.8	APPLICABLE LAW
20.9	PLACE OF JURISDICTION

21	LIST OF ANNEXES

1              Preamble

Fischer Imaging produces and develops a digital mammography system, the specification for which is set forth on Annex E1 (the “Specification”)

PMS manufactures medical equipment for worldwide distribution.

PMS is interested in forming a strategic partnership with Fischer Imaging to integrate the Fischer Imaging Subsystem into a PMS-branded digital imaging system that PMS will market, sell and support.   In addition, the parties will investigate avenues to broaden the relationship to develop, market and sell additional valuable medical products and services.  In addition, both PMS and Fischer Imaging will leave the opportunity open for the mutual development of future technology.

To regulate their co-operation, the parties have resolved to conclude a master agreement with the following provisions:

2              Object of the agreement

According to this master agreement Fischer Imaging shall deliver, in accordance with the purchase order, products and (servicing) spare parts (hereinafter referred to as “the products”) to PMS, which have been developed and/or manufactured by it.

PMS will process the products, integrate them into systems manufactured by it and/or deliver them to its customers directly. Fischer Imaging shall sell and deliver the Philips branded products exclusively to PMS unless otherwise expressly stated in writing by PMS.

3              Subcontract

N.A.

4              Product development and product updating

4.1          Development

If Fischer Imaging develops products according to a specification authorized by PMS at its own expense on its own account, a separate agreement shall be concluded regarding such co-operation on development. See Annex E3: “Development of Systems, ....”.

4.2          Product updating / product modification

Fischer Imaging undertakes, after commencing batch production, to work on the further development and technical improvement of the products and submit to PMS suitable suggestions for the further development/adjustment. PMS shall be entitled to suggest product improvements itself or, if necessary, demand them from Fischer Imaging if this relates to the special requirements for Philips branding. Suggestions for product improvements will be presented and negotiated in good faith on a regular base between both parties. In order to ensure that the products have a consistent, reproducible quality, Fischer Imaging shall not perform any modifications to its product without written consent from PMS. The product delivered by Fischer Imaging shall conform to that at the time of release by PMS upon assignment of the PMS code no. The procedure described in Annex E2 shall apply (XMW – 11517).

If Fischer Imaging is not in a position to perform a product modification requested by PMS which has a major influence on the competitiveness of the product, PMS may, after definitive refusal by Fischer Imaging or after a reasonable period of time after the request to modify the product has elapsed, serve notice to terminate the agreement.

In the event of extensive modifications, Fischer Imaging and PMS shall conclude a separate Development agreement. In such a case details shall be regulated in Annex E3: “Development of systems”

5              Planning and ordering

5.1          Requirements plan

To be able to correctly plan the quantity of products required by PMS, PMS shall inform Fischer Imaging once a year of its market estimate with regard to sales potential for the coming calendar year. Fischer Imaging and PMS shall, by means of a logistics agreement (Annex O1), agree on the parameters of requirement planning for each product delivered by Fischer Imaging and covered by this agreement.

PMS shall inform Fischer Imaging of the changed planning figures for the coming year in good time prior to expiry of a calendar year.

Quarterly meetings between both parties shall be targeted to control the business.

5.2          Purchase orders

Purchase orders (Details in Annex O1) are only valid if they have been made in writing. Inasmuch as written purchase orders or order changes are generated automatically by data processing equipment, the statements shall be valid even if they have not been signed by PMS.

6              Manufacture

6.1          Specification

The manufacture of the products shall be based on the specification or drawings released by PMS in writing. (Annex E1). The intellectual property and patents of the product specified in E1 is the exclusive property of Fischer Imaging.

6.2          Traceability

For reasons of quality assurance and product traceability PMS may request Fischer Imaging to give the products a serial number by means of which Fischer Imaging can document and evaluate/trace the production and supply data and by which PMS can document and evaluate/trace the utilization and quality data. The items will usually be safety-relevant parts/Products. The serial numbers, which are defined by PMS, shall be recorded on all documents accompanying the goods.

In the specification /parts list (Annex E1) Fischer Imaging is informed which data are necessary to identify the products, e.g.: product number, name, manufacturer, production date, serial number, technical parameters etc.

6.3          Drawings and tools

All the drawings, patterns and calculations lent for the purpose of executing orders shall remain the property of PMS. They shall be kept secret, must not be reproduced or used for other purposes and shall be returned if requested by PMS. Tools, patterns, drawings and other aids which are made in order to execute orders and which will be charged separately by Fischer Imaging shall become PMS’ property at the time they are made. The transfer of possession is replaced by Fischer Imaging keeping them on behalf of PMS free of charge; they may only be used to execute the orders and shall be handed over to PMS immediately free of charge if requested to do so after the contract has been processed or in the event of supply difficulties.

Fischer Imaging shall clearly mark the aforementioned items as the property of PMS and draw the attention of any third parties who wish to establish rights in them to PMS’ title. It shall inform PMS of any such event immediately. The cost of intervention shall be borne by Fischer Imaging.

Fischer Imaging shall look after the aforementioned items, maintain them and minimize any normal wear and tear; Fischer Imaging shall have actual copies of drawings for manufacturing these items in safe-keeping (e.g. from fire and flood damage); the necessary cost is compensated for by the purchase price of the items.

To execute PMS orders, Fischer Imaging shall only commission a subcontractor to make products, parts, tools, and patterns, if permission has been obtained from PMS in writing. Fischer Imaging shall subject the subcontractor to his duties arising under this agreement. Fischer Imaging hereby assigns its claims vis-à-vis the subcontractor with regard to transfer of title in the tools and patterns to PMS in accordance with the obligations of this contract.

6.4          Documentation

Fischer Imaging shall make use of a device master record which contains all relevant documents, for instance, drawings, specifications, test protocols, calculations, engineering changes and software programming. The device master record shall be maintained systematically and in a clear order so that all relevant information and every delivery can be tracked and easily inspected.

Fischer Imaging shall have the device master record in safe-keeping for at least 13 years after the last manufacture of the product unless PMS requires the handing over. Fischer Imaging agrees that PMS can inspect and copy the device master record at all times.

After 13 years Fischer Imaging shall offer the device master record to PMS for safe-keeping before annihilation.

6.5          Down payments and supplies (items provided by the client)

Fischer Imaging undertakes to use any down payment (deposits) and supplies (items provided by the client) supplied by PMS solely for executing the orders.

PMS will supply Fischer with loaner equipment that will allow for testing of PMS systems in a simulated environment to their customer installations.

Fischer Imaging shall keep the supplies provided by PMS separately and mark the property of PMS on the supplies themselves and in its business records. It is agreed that the goods manufactured on the basis of the purchase orders from PMS, for which PMS has affected a down payment or supply, shall become its property. The transfer of possession shall be replaced by Fischer Imaging keeping the goods safely on behalf of PMS, with due commercial diligence and free of charge. For this purpose Fischer Imaging shall keep the manufactured goods separately from other stocks and indicate PMS’s ownership on the goods themselves and in the business records. Fischer Imaging shall give PMS confirmation of this in writing. Moreover, PMS shall be entitled at any time to convince itself of separate safe-keeping and proper identification of the goods/supplies on the spot. If the supplies of PMS are processed to make a new item, Fischer Imaging shall not acquire ownership of the same. Any processing shall take place by Fischer Imaging on behalf of PMS. If Fischer Imaging acquires co-ownership by combining or mixing the goods, it hereby assigns its portion of co-ownership to PMS. The transfer of possession shall be replaced by the fact that Fischer Imaging holds the item in safe-keeping on behalf of PMS free of charge.

Fischer Imaging shall notify to PMS any access by third parties to the goods belonging to PMS without delay and shall assist PMS in intervening in any manner, the cost of which shall be borne by Fischer Imaging. The duty to notify shall apply by analogy if composition or bankruptcy proceedings are initiated. Under no circumstances shall Fischer Imaging have a right of retention.

7              Delivery

7.1          Mode of delivery

Delivery shall be done FCA (free carrier, loading at sellers premises, Incoterms 2000), including packaging. Title, risk of loss and insurance risk related to the product shall pass to PMS at delivery to a qualified carrier.

7.2          Taking receipt of goods

PMS takes receipt of the products only under reservation with regard to quality, condition and quantity. An inspection of the products at the factory or warehouse of Fischer Imaging shall constitute neither delivery nor receipt.

PMS is under no obligation to accept incomplete Subsystems, but it will take receipt of and pay for the complete systems that may be less than the total number ordered.  Notwithstanding any other legal or contractual entitlements PMS shall, in the event that Fischer Imaging violates the duty to deliver, be entitled to withhold payment related to incomplete products on the order until the delivery has been received in full.

PMS will not accept additional quantities or shortages.

If there are shortages in deliveries, Fischer Imaging shall inform PMS in good time and compensate PMS for the damage or loss due to the shortage.

Notwithstanding any other legal or contractual entitlements PMS shall, in the event that Fischer Imaging violates the duty to deliver, be entitled to withhold payment of the respective order until the delivery has been received in full. In any case the condition of payment are related to date of delivery of products received in full.

If the products arrive at PMS in damaged packaging, PMS shall be entitled to reject the delivery without examining the contents. The goods will be returned for the account and at the risk of Fischer Imaging.

7.3          Delivery in good time

Fischer Imaging is obliged to adhere to the agreed delivery dates under all circumstances. Otherwise PMS shall be entitled to refuse to take receipt of the delivery.

If the loading day varies by more than two days from the delivery date agreed between the two parties to the agreement, a penalty clause shall be agreed for every additional week by which delivery takes place before or after the agreed delivery date. PMS shall charge 2% of the price of delinquent product for each week or part of a week by which delivery takes place after the agreed delivery date. The penalty amount shall be limited to a maximum of 10% of the order sum. The order sum shall be calculated as the price multiplied by the quantity for each delivery batch.

Independent of penalty clause PMS can fix an extension for delivery. PMS may terminate the agreement with immediate effect if the period of grace (one week) is not observed and, if it is Fischer Imaging’s fault, demand compensation for non-performance. This applies mutatis mutandis to orders.

As soon as Fischer Imaging has reason to believe that it cannot provide the delivery or part of the delivery in good time, it shall inform PMS of this without delay. The additional expense incurred by PMS due to the delay shall be borne by Fischer Imaging. If PMS should declare itself willing to take receipt of the delivery despite the delay in delivery, Fischer Imaging shall bear the resulting additional cost, e.g. airfreight charges, express freight charges.

If the deadline agreed for delivery is not met and delivery carried out too early, for whatever reason, e.g. works holidays of Fischer Imaging - PMS may to refuse to take receipt of the delivery and insist on delivery later in good time.

If Fischer Imaging plans to carry out the delivery too early, it shall inform PMS as soon as possible. If PMS decides to take receipt of the delivery, Fischer Imaging shall bear the resulting additional costs, e.g. freight charges, cost of stock keeping.

In any case the condition of payment are related to the date of delivery originally planned.

7.4          Packaging

Fischer Imaging shall effect delivery in packaging suitable for the product, taking into consideration the relevant rules and legal regulations, particularly the environmental protection regulations. The packaging and the delivery documents shall bear the necessary information such as

• Type number (Philips article no.)

• Description

• Number of packages

• Serial number

In addition, information shall be provided in accordance with the specification.

7.5          Incoming goods inspection

The parties have agreed that Fischer Imaging shall perform an incoming goods inspection on behalf of PMS. The scope shall be according to the test specifications defined by PMS in accordance with Annex O2. The cost of this inspection is included in the price of the products ordered.

The transfer of the inspection duty to Fischer Imaging and the waiving of the duty to file a complaint in accordance with §§ 377 f. of the German Commercial Code (“HGB”) shall not constitute the waiving of contractual or legal guarantee and compensation rights.

7.6          Complaints

PMS will check the products delivered by Fischer Imaging for external intactness and completeness within a reasonable period, but not later than 30 days following delivery at the designated PMS or customer destination. PMS will normally report any apparent defects within six (6) weeks after receipt of goods and report any concealed defects without delay after they have been discovered. Payment of the goods shall not constitute their acceptance by PMS as conforming to the agreement and being devoid of defects.

8              Prices

8.1          Price calculation

The parties shall negotiate the prices to be paid by PMS for the products taking their respective interests into account and shall define them in the price calculation sheet in accordance with Annex P1 with regard to amount and term of validity.

8.2          Price change, price review

Changes in price shall be reviewed and negotiated on a quarterly basis in good time prior immediately following the expiry of each calendar quarter.

If after price calculation in accordance with para. 8.1 (price calculation) circumstances should arise which exert a considerable influence on the cost situation, e.g. product change, change in demand, change in the cost of labor and materials, currency movements, etc., the parties shall commence negotiations even within a price period, and agree to what extent the prices must be adjusted to take account of the new situation. The change shall be laid down in writing. Currency moves have to be taken into account as follows: Should the EUR fluctuate more than 3.5% from the set rate as per contract date for a minimum period of 30 days, than Fischer Imaging and PMS each will incur 50% of the total difference in the fluctuation above 3.5% of the contracted rates. Starting date and starting rate will be fixed in Annex P1 (Prices)

This adjusted price shall be effective with the first firm PO received by FIC following the adjustment.

8.3          Cost price reduction

Fischer Imaging undertakes to perform cost price reduction of his products and procedures continuously to maintain the competitiveness of the products of PMS. Fischer Imaging shall make proposals during the price change and price review meeting (acc. Para 8.2 Price change, price re-view), take actions by itself and together with PMS to find reasonable measures of cost price reduction and realize them in a coordinated manner. Fischer Imaging shall reduce the prices of its deliveries to PMS according these cost reduction measures in a share of 50%.

The annual savings realized will at least meet the annual price erosion of the PMS products, of which the products of Fischer Imaging are part of. PMS and Fischer Imaging agree upon transparency of cost calculation as precondition to realize the targets of this cost price reduction.

8.4          Results of price calculation

If the parties do not reach an agreement on the prices during the negotiations according para 8.1 (Price calculation), Either party can give extraordinary notice of withdrawal of the master purchasing agreement and the orders of products concerned with a time limit of 12 months. Until the last delivery those prices are in force, which were paid finally. Para 16.4 (Safe-keeping) is not applicable.

8.5          Most-favored-nation clause

Fischer Imaging shall offer PMS the most advantageous prices and conditions compared to other customers of the same or similar products and the same or similar terms. These prices and conditions are also in force if the concerned products are ordered but not yet delivered.

9              Invoicing and payment

9.1          Invoicing

Fischer Imaging undertakes to perform the invoicing of PMS only when the order has been properly and completely executed. Invoicing shall take place according to Annex O1.

9.2          Payment

In as much as the above prerequisites are fulfilled, payment by PMS will be effected within sixty (60) days End of Month after receipt of invoice.

Vis-à-vis Fischer Imaging PMS shall be entitled to set off amounts against credit notes issued by Fischer Imaging or accounts receivable from companies related to PMS which have all authorized PMS to set off amounts.

Fischer Imaging may assign its claims vis-à-vis PMS only with the latter’s prior consent in writing; this shall also apply to factoring. With regard to any debt assignments, which take place on the basis of an extended reservation of title, agreed by Fischer Imaging with subcontractors, PMS now hereby gives its consent with the proviso that it is also allowed to set off the amount against the counterclaim acquired after notification of assignment.

10           Servicing support and servicing parts

10.1        Servicing support

In as much as it is necessary, Fischer Imaging shall provide PMS with servicing support in accordance with Annex S1 (Servicing Agreement) of this agreement so that PMS can meet its commitments to its customers.

10.2        Commitment to deliver spare parts

Fischer Imaging shall supply PMS with all servicing parts for the products delivered under this agreement for at least ten (10) years after delivery of the product concerned. This shall also apply beyond the term of the agreement. Fischer Imaging guarantees PMS reasonable prices for the servicing parts in accordance with Annex S1 (Servicing Agreement).

A sufficient stock of spare parts is to be kept by Fischer Imaging shall be delivered within 24h. Different agreements to be made Annex S1 (Servicing Agreement)

For repairable assemblies or the complete unit, an exchange procedure with prices not exceeding 60% of the part-/unit price shall be agreed upon.

10.3        Training

Fischer Imaging shall train the staff of PMS with regard to installation, commissioning and maintenance of the products in accordance with Annex S1 (Servicing Agreement). For complex systems, a free training for PMS employees (reasonable group) before delivery of the serial models shall be supplied by Fischer Imaging. Tuition will not be charged and it is assumed that PMS will pay all expenses associated with travel and lodging.  Fischer will provide a service-training specialist to support at least 1 training session at the PMS training facility in Europe.

Fischer European based service engineers will support the first PMS installations (reasonable number) in Europe by assisting in the installations with the PMS engineers.

11           Quality

11.1        QS-Agreement

Within its quality improvement program PMS follows a zero-fault strategy for the products.

PMS expects Fischer Imaging to commit itself to a zero-fault strategy for its products. Fischer Imaging is obliged to establish the conditions for the delivery of faultless products by continuously improving, supervising and assessing its work procedures.

Fischer Imaging shall receive a quality fault report and an advice of debit for any product that are faulty. The respective procedure is described in Annex O3.

Upon request Fischer Imaging shall hand over a detailed action list with scheduled improvement measures to PMS.

Fischer Imaging agrees to set in agreement with PMS for each product QS targets and to pursue these targets if requested by PMS. Fischer Imaging agrees to let PMS examine the respective documents verifying the achievement of the QS targets.

11.2        Industrial standards and company standards

Fischer Imaging shall be responsible for ensuring that the products delivered by it conform to the requirements of the relevant legal regulations, industrial standards and company standards.

Particularly the Medical Products Law, environmental protection regulations, accident prevention and safety-at-work regulations, the generally recognized rules of engineering and the state of the art shall be observed.

In addition, the following standards and specifications shall apply: ISO 13485, FDA / DHH S, UL / CSA, CE labeling and IEC standards. For fulfillment of American standards (FDA /DHH, VL / CSA) Fischer Imaging shall, on request, make the necessary documents available to PMS in English.

Fischer Imaging gives an assurance that in development and manufacture it has taken the monitoring measures necessary to meet these requirements. It undertakes to provide evidence upon request by PMS on this by supplying written documents or by taking other suitable measures such as local inspection, spot checks, audits etc.

12           Compliance with the regulations regarding the environment and ecological aspects

12.1        Legal regulations

In addition to the compliance with legal regulations, decrees and standards regarding the environment and ecological aspects, the respective state of the art shall be employed to keep the pollution of environment and resources as low as possible. Compliance with regulation EWG 1836/93 is complied with by Fischer Imaging or being worked at.

12.2        Banned substances and substances relevant for the environment

A list of the banned substances and the relevant substances is attached to this agreement as Annex U.

Fischer Imaging confirms that the products and their packaging do not contain any of the banned substances and agrees to declare any relevant substances to PMS according to the attachment.

12.3        Other regulations regarding the environment and ecological aspects

Fischer Imaging agrees to support PMS in realizing the Philips environmental program.

This program comprises:

•      The reduction of packaging material

•      The construction according to ecological principles (Eco-design)

•      The elimination of banned substances as well as dangerous or toxic materials

•      The recycling of the products or parts of them

•        Fischer Imaging assures PMS of the fact that the disposal of the products and their packaging can take place without any special safety measures needed.

13           Warranty

13.1        Warranty

Fischer Imaging guarantees that the products are devoid of faults that they do not have any defect affecting their value or their suitability and that no guaranteed property is missing. Fischer Imaging also guarantees that the products delivered are devoid of defects in design, materials and manufacture.

13.2        Scope of warranty

If there are any defects in the products delivered, PMS can at its discretion demand free replacement or elimination of defects. In urgent cases PMS may also eliminate the defects itself at Fischer Imaging’s expense after informing Fischer Imaging in advance. If an elimination of defects requested by PMS is to no avail even after expiry of a reasonable period of grace, PMS may demand a reduction in the agreed price, serve notice to terminate the agreement with immediate effect and demand compensation for non-performance. Any further warranty and compensation rights, including consequential damage, shall not be affected thereby. In particular, PMS may demand reimbursement of the costs it has incurred due to the examination, if PMS is forced, on account of above-average occurrence of defects, to perform an incoming goods inspection itself in contradiction to the provision contained in Paragraph 7.6 or have it performed by commissioned third parties. PMS may either hold any goods about which a complaint has been filed in safe-keeping or return them to Fischer Imaging for the account and at the risk of Fischer Imaging. On the date when PMS sends the notice regarding the returned goods, the title in the goods shall return to Fischer Imaging. The transfer is replaced by the fact that PMS holds the goods in safe-keeping for Fischer Imaging.

Any defects which are only found during processing of the products by integration or during operation shall entitle PMS to also demand reimbursement of the costs expended to no avail.

Reporting of defects is done by “Quality Fault Report for Purchased Parts” and “List of costs” as now are or hereafter may be in force. Details are described in Annex O3.

13.3        Term of warranty

The term of the warranty shall be twelve (12) months from date of installation (end of installation) or fifteen (15) months from date of shipment, whatever comes first.

Replacement or elimination of defects will prolong the term of warranty of the replaced or repaired product for another twelve (12) months, as the case may be. The term of warranty for service and spare parts shall be eighteen (18) months from date of shipment.

13.4        Epidemic defects

Epidemic defects are defects, of the same nature or with the same cause, which in relation to a continuous period of 3 calendar months or more, occur in more than 5% of the products delivered. The basis of this shall be the statistics kept up to date by PMS. If an epidemic defect is found, PMS will notify Fischer Imaging in writing without delay. Epidemic defects must relate to failures of the product to comply with the Specifications, and must relate to a set of products that exceeds five (5) in number.  PMS will provide Fischer Imaging with all documentation necessary to verify the epidemic defect.  In response to the notice received from PMS, Fischer Imaging shall create a corrective action plan that shall be reviewed and approved by PMS.

13.5        Remedying epidemic defects

In the case of epidemic defects PMS shall be entitled to free replacement of the product (including any exchange necessary locally) and to payment of an all-in handling charge by PMS (see Annex O3). Fischer Imaging shall bear all the costs incurred as a result of the occurrence of the epidemic defect and shall hold PMS harmless from all third-party rights in this respect.

If any epidemic defects cannot be remedied or cannot be remedied within a short space of time by replacement deliveries, PMS shall, in addition to the rights regulated by Para. 13.2, also be entitled to postpone the scheduled acceptance dates until the epidemic defect can be proved to have been remedied.

13.6        Interruption in the period of limitation

Limitation of the aforementioned warranty shall be interrupted as soon as PMS has sent Fischer Imaging a written notice regarding the existence of a defect.

13.7        Recalls

If, owing to the occurrence of a defect, the safety of the product is jeopardized or affected so that PMS decides, as a responsible manufacturer, to hold a recall campaign, PMS shall inform Fischer Imaging of it without delay. The parties shall endeavor to work out an inexpensive procedure jointly without the safety interests of the end-user being neglected and without risking causing damage to the reputation of the parties. Fischer Imaging shall be liable to PMS for any resulting damage in accordance with para. 14 (liability).

14           Liability

Fischer Imaging shall be liable to PMS for all damage incurred by PMS and shall indemnify PMS with respect to all third-party compensation claims for damage which is due to defects in its production area or in that of its agents. This shall also apply to the compensation (including any other costs which have become necessary to assert legal rights according to the purpose), which PMS declared itself willing to provide out of court, taking due consideration of the interests of Fischer Imaging.

Fischer Imaging’s liability is limited to damages resulting from Fischer Imaging product defects, and Fischer Imaging will have no liability to PMS or any third party related to products or services not provided by Fischer Imaging nor its subcontractors.  To the extent PMS has negotiated limitations of liability in customer or partner agreements, Fischer Imaging’s liability to PMS will be equivalently limited.  Prior to settling any potential claims for which PMS will seek indemnification, PMS must obtain the consent of Fischer Imaging, which will not be unreasonably withheld.

15           Liability insurance

Fischer Imaging gives an assurance that it has taken out adequate employer’s liability insurance cover and is willing to provide evidence of this upon request from PMS by presenting the policy.

16           Rights

16.1        Third-party property rights

Fischer Imaging gives an assurance that the products are free of third-party property rights. If nevertheless third parties file any justified claim resulting from property rights, Fischer Imaging shall in agreement with PMS endeavor to find a technical solution as a remedy or at its expense acquire a license on behalf of PMS. Fischer Imaging undertakes to release PMS from any claims resulting from the violation of property rights and provide compensation for the resulting loss.

16.2        Rights of use

Fischer Imaging grants PMS a cost-free, worldwide, unrestricted, irrevocable, unlimited, non-exclusive, transferable right of use in the industrial property rights belonging to the product along with authorization to be able to transfer this right as a non-transferable right to the customers of PMS.

The companies affiliated to the PMS Group shall have the same rights

16.3        Rights in names and trademarks

Fischer Imaging is allowed to use the brand name, the protected trademark of “Philips” and the Philips logo only with explicit written consent from PMS. Fischer Imaging acknowledges the rights of PMS in the trademarks/brand names and declares that it derives no rights of use whatsoever, either for its own products or for advertising purposes, from the permission to use under this agreement. The rights and obligations of the parties under this Section shall be mutual.

16.4        Safe-keeping of spare parts

After completion of a prototype of the product, Fischer Imaging shall deposit with PMS all the available documents, data and other information media, which are necessary for manufacturing the agreed spare parts for the product. The depositing is intended to enable PMS to independently continue manufacturing the product if Fischer Imaging discontinues the production activity or if notice is served by PMS in accordance with Para. 19.

This is conditional upon PMS itself abiding by the agreement.

Fischer Imaging undertakes to grant PMS, for the aforementioned cases, a cost-free, worldwide, unrestricted, irrevocable, unlimited, non-exclusive right of use of the documents, data and other information media belonging to the product, including the right to process.

Fischer Imaging shall deposit such materials with a third-party escrow agent for the benefit of PMS.  PMS shall be entitled to the release of such materials if the following conditions are met: (i) PMS sells 50 or more units of the product; and (ii) Fischer Imaging is unable or unwilling to meet its contractual requirements to supply spare parts for any reason.

17           Secrecy

17.1        Secrecy

Each party shall treat confidentially the embodied information which is marked as being confidential and all other information which is transmitted confidentially and has been marked in writing as being confidential within thirty (30) days after transmission, which it has received from the other party, and must not reproduce, disclose, copy or use it. This shall not apply if under this agreement a disclosure is necessary or the disclosing party has given prior written consent.

This arrangement shall not apply to the exchange of information within the companies affiliated to the PMS Group. The commitment to secrecy shall also remain valid after termination of this agreement.

This Section is superseded by the Confidentiality Agreement between the parties dated August, 31st, 2001, which shall continue in full force and effect.

17.2        Exceptions

The commitment to secrecy shall not apply to information which:

•      Is known or which was already in the receiving party’s possession before transmission by the disclosing party;

•      Has been made available to the receiving party by a source other than the disclosing party or which has become public domain in a manner other than by violation of this commitment;

•      Has been prepared independently by the receiving party;

•      Has been disclosed by law.

18           Term of agreement

This agreement shall come into effect as soon as both parties have signed it and shall apply for a period of 3 years. After that the term will be automatically extended by another year unless PMS serves 3 months notice in writing to take effect at the end of a calendar month or notice is served in accordance with Para. 19. Either party may elect not to renew this agreement beyond its initial three-year term by serving written notice on the other party nine (9) months prior to the end of the initial term or any renewal thereof.

19           Termination

19.1        Termination because of violation of an important obligation

In the event of any violation of an important obligation under this agreement by either party, the other party shall be entitled to serve notice with immediate effect if the violation of the agreement has not been discontinued within thirty (30) days after receipt of a written warning. The party entitled to serve notice may decide whether an order placed but not yet executed is to be cancelled or delivered. In the event of culpable violation compensation claims may be filed. Para. 16.4 shall apply.

19.2        Termination because of major changes

Fischer Imaging shall inform PMS without delay about any major circumstances which threaten to jeopardize delivery not just temporarily. This shall particularly apply in the case of Fischer Imaging’s insolvency or initiation of composition or bankruptcy proceedings against it.

If any of these circumstances should apply, PMS shall be entitled to serve notice with immediate effect and file compensation claims. Para. 15.5 shall apply.

20           General provisions

20.1        Entire agreement / written form

This agreement is the result of all preceding negotiations between the parties. It regulates the supply relationship entirely and definitively. Amendments and additions to this agreement shall be made in writing. This shall also apply to the waiving of the requirement for written form.

20.2        Assignment

PMS is entitled to assign its rights under this agreement and transfer performance of obligations to third parties.

20.3        Export control

If the products are subject to export control, Fischer Imaging shall inform PMS of this in writing and announce the applicable export control number (“ECCN”).

20.4        Standard Terms and Conditions

During the term of this agreement the Parties waive application of their respective Standard Terms and Conditions.

20.5        Authoritative provisions

In the event of any contradiction between a provision in this agreement and a provision in an Annex, the provisions of this agreement shall be authoritative.

20.6        Saving clause

If any provision in this agreement shall be or become invalid, it shall not affect the validity of the remaining agreement. The Parties shall replace the invalid provision by one, which commercially fulfils the object of the agreement.

20.7        Force Majeure

Should one of the parties to the agreement be prevented from fulfilling in good time his obligations arising out of this agreement by the occurrence of unforeseen circumstances which despite the exercise of reasonable care according to the circumstances of the case he has not been able to circumvent (Force Majeure, in particular war, blockade, industrial disputes, sabotage, civil commotion and administrative order), the deadline for supplies and services shall be extended accordingly.

In such a case, he shall advise the other party to the agreement without delay of the type and consequences of the incidence of Force Majeure or other exceptional circumstances. The parties to the agreement shall thereupon without delay, on the basis of the principle of equity and good faith, make joint arrangements to deal with the business affected by the aforementioned circumstances.

Should the incidence of Force Majeure last for more than three months; the party to the agreement who has thereby been prejudiced shall be entitled to terminate the agreement with immediate effect.

20.8        Applicable law

The laws of the Federal Republic of Germany shall apply.

The provisions of the Vienna Uncitral Treaty on international sale-of-goods contracts, issued on 11th April 1980, shall not apply.

20.9        Place of jurisdiction

The place of jurisdiction for all disputes resulting from this agreement shall be Hamburg, Germany.

20.10      Dispute Resolution.

In the event that there is a dispute between the parties related to this transaction, the parties will seek to resolve the dispute as follows:

•      The responsible managers for each party will meet and discuss the difference for no less than five (5) days;

•      If no resolution is reached, the dispute will then be referred to the chief executive officers of each party, who will meet and discuss the difference for no less than five (5) days;

•      If the dispute is not resolved at this point, either party may seek a remedy to the dispute before a court that has jurisdiction over the matter as fixed in § 20.9.

Hamburg dated

Philips Medical Systems DMC GmbH	Fischer Imaging

21           List of Annexes

For each product which is included in this master agreement (place a cross as applicable):

Fischer Imaging and PMS shall keep the following List of Annexes up to date. It shall always be the latest List of Annexes signed by both parties, which shall apply:

ID. of the Annex	Description	Applicable YES	NO	Date of signing
Product-related Annexes:
E1	Specification	☒	☐
E3	Development Contract	☐	☒
E4	Declaration of Exclusiveness	☐	☒
O1	Logistics Agreement	☒	☐
O2	Incoming Goods Inspection	☒	☐
O3	Zero-defect-strategy	☒	☐
O4	Quality	☒	☐
P1	Price List (products and servicing parts)	☒	☐
S1	Servicing Agreement:	☒	☐

	Servicing support, servicing parts, repair, servicing training	☐	☐
S2	Field Problem Reports	☒	☐
General Annexes			☐
E2	Change procedure incl. change application and resolution forms	☒	☐
P2	Price calculation sheet	☐	☒
H1	Environmental protection agreement: forbidden and notifiable substances Sustainability	☒	☐
	Contacts and Organigram	☒	☐

Philips Medical Systems - FIC	PMS - FIC
Annex O3: Service Agreement
Master Purchasing Agreement PMS and FIC

ANNEX S 1

SERVICE

1.             Definitions

Capitalised terms without definition shall have the same meaning as defined in the Agreement.

1.1           “DOA” means Dead on Arrival, a situation when a Product does not function within the Product acceptance period as defined in Article 9.6 (Acceptance) of the Agreement:

1.2           “FCO” means Field Change Order;

1.3           “FRU” means Field Replaceable Unit;

1.5           “Service Documentation” means the accurate technical, installation, operation and maintenance documentation relevant for the Product, including the operators manual;

2.             Responsibilities

Unless agreed to otherwise in writing, PMS is responsible for:

•    Installation and commissioning of the Product;

•    Training of the user;

•    Maintenance and repair at the end user’s site;

•    Regular training of the PMS-engineers;

•    FCO implementation;

•    Delivery of Service Parts to end users;

•    Delivery of repairable Service Parts to FISCHER IMAGING;

•    Registration and supervision of follow-up by FISCHER IMAGING of field problem reports;

and FISCHER IMAGING is responsible for:

•    Delivery (free of charge) of Service Documentation;

•    Delivery (free of charge) of any possible software/ hardware updates/ upgrades (excluding additional features)

•    Service Parts supply to PMS;

•    Repair of Products or Service Parts thereof;

•    Support of PMS-service-staff;

•    Provision of FCO modification kits, including technical, installation, operation and maintenance documentation (if applicable).

•    Initial training (free of charge) of PMS service personnel (train-the-trainer- concept)

3.             Product delivery

3.1.         Service Documentation

FISCHER IMAGING together with PMS shall mutually agree upon the content of the Service Documentation, that shall be in conformity with applicable laws and regulations as specified in the Agreement especially FDA regulation e.g. “0-level” documentation.

When Service Parts are defined FISCHER IMAGING shall, as part of the Service Documentation, provide PMS with the complete proforma per Service Part as specified in the service parts list of the Agreement.

FISCHER IMAGING shall provide PMS, free of charge, with Service Documentation in electronic format, or, upon PMS’s request, in hardcopy, for PMS’s approval.  PMS is entitled to process and integrate the Service Documentation into its overall system documentation.

Service Documentation will be made available to PMS in the English language. FISCHER IMAGING herewith grants PMS the unconditional right to translate the Service Documentation in other languages as such is required by law or regulation.

The Service Documentation shall contain at a minimum the following sections:

PMS DMC: Einkauf
PMS	FIC

1

•      Technical Data;

•      Installation (if applicable);

•      Setting-to-work (if applicable);

•      Acceptance: Specification checks and data applicable for field service;

•      Planned maintenance data (if applicable);

•      Corrective maintenance data (diagnostic procedures for fault identification; adjustment procedures; instructions for (dis) assembly, removal and replacement; procedures after repair or replacement and simplified drawings to facilitate fault findings);

•      Service Parts list including PMS’s 12 digit code numbers (“12 NC” numbers);

•      Specification of required tools (if any), to be classified for (pre-) installation, setting-to-work, acceptance and maintenance.

Unless the Agreement provides otherwise, FISCHER IMAGING shall be solely responsible for the cost and expense of the development and provision of the Service Documentation. Exception: Additional requirements from PMS.

The Service Documentation will be timely updated and maintained by FISCHER IMAGING during the lifetime of the Product to include all implemented changes and modifications pertaining to the Product. Corrections will be furnished to PMS without additional charges.

FISCHER IMAGING shall forward to PMS the revised Service Documentation at least forty (40) days prior to the first shipment of new/changed Products, so as to enable PMS to review, edit, and approve such new documents before regular shipments will take place.

3.2.         Data carrier

All information, including but not limited to Service Documentation will be available on one of the following data carriers, the version to be agreed between PMS and FISCHER IMAGING:

•    MS-EXCEL

•    MS-WORD

•    GIF for photo’s & drawings

3.3.         Software

The test- and diagnostic software, if any, used by field service personnel will be made available in source, documentation and object code by FISCHER IMAGING on a carrier suitable for the Product.

If PMS requires other than regular -advanced-test- and diagnostic software, both in source and object code, FISCHER IMAGING will supply them at a reasonable price to be agreed upon.

The test- and diagnostic software will be updated by FISCHER IMAGING during the lifetime of the Product to include all implemented changes and modifications pertaining to the Product. Corrections will be furnished to PMS without additional charges. FISCHER IMAGING will supply new test- and diagnostic software at least thirty (30) days before the first delivery of Products changed.

3.4.         Product delivery for Service

Each Service Part (if applicable) shall be delivered by FISCHER IMAGING with:

•      Spare fuses in case of power supplies;

•      An up-to-date configuration record showing all FRU’s containing PMS part numbers and revision levels;

•      Service key stickers showing the location of each component inside the unit.

•      Configuration of ie jumper settings

4.             Support

FISCHER IMAGING agrees to respond to PMS’s request for technical support within one business day. FISCHER IMAGING agrees to provide on-site support at PMS or PMS’s end user sites to resolve technical issues that can not be resolved by other means. The decision to go on-site will be by mutual agreement and ultimately within 5 business days of PMS’s request to visit PMS or the end user site.

Support costs for in warranty technical issues are borne by FISCHER IMAGING. Issues resolved to be non-FISCHER IMAGING problems and out of warranty support costs are reimbursable to FISCHER IMAGING including reasonable

2

material and travel expenses and labor cost up to an amount to be agreed in writing between the parties. Travel and waiting time shall not be billable to PMS.

5.             Maintenance

5.1.         Repair Policy

Repair will be made by replacing FRU’s including but not limited to PCB’s, keyboards, power supplies, motors, and disc drives. The amount and the level of the FRU’s may change over the lifetime of the Product.

5.2.         Reporting by FISCHER IMAGING about Reliability

FISCHER IMAGING and PMS will exchange free of charge, all such relevant data regarding reliability of the Product and Service Parts, such as, but not limited to:

•    mean time between failure- and mean time to repair figures (if applicable);

•    problem reports at Product and Service Part level;

•    field failures;

•    Spare part consumption for PM/ CM.

•    Call rate

FISCHER IMAGING will issue free of charge on a monthly basis a repair report to PMS, which should include all relevant data such as (but not limited to):

•    Service Part name;

•    FISCHER IMAGING code / PMS code;

•    in / out of warranty;

•    manufacturing data;

•    serial number;

•    repair activity description.

6.             Field Change Order (FCO), Problem Reporting and Service Information

6.1.         Field Change Orders

6.1.1.       Modification kits

Field modifications, if any, will be made available to PMS in a form of individual modification kits and in the required amount / lead time as decided by PMS after consultation with FISCHER IMAGING.

In case of software modifications FISCHER IMAGING shall work together with PMS to establish the medium on which the kit is being released.

These kits will at a minimum contain:

•    List of applicable Products and their serial numbers

•    Implementation instructions

•    Material and Service Parts

•    Special tools (if any)

•    updates of Service Documentation

Kits for the field modifications in the categories of “mandatory action” and “action for performance” will be provided by FISCHER IMAGING to PMS without charge, unless agreed in writing otherwise.

6.1.2.       Categories and implementation of FCOs

Four (4) categories are distinguished:

•    Mandatory action

•    Action for performance

•    Proactive

•    Retrofit on failure

•    Service recommendation

•    Documentation change

These categories are defined as follows:

3

1.     Mandatory action

Corrective actions required to eliminate potential or materialized unsafe situations. They must be given the highest priority and must be performed within the indicated time limit.

2.     Action for performance

Corrective actions required to eliminate potential major deficiencies in functional performance that might affect the satisfaction of the end user and by consequence influence our brand image. They must be given high priority.

3.     Service recommendation

A “Service recommendation” is an action being neither a “Mandatory action” nor an “Action for performance” which the Sales and Service Districts are recommended to perform. This action may involve updating, upgrading or correcting the functioning of installed products.

4.     Documentation change

This kind of corrective actions does not affect the technical state of a Product. It gives instructions and it delivers material to update the Service Documentation.

Classification into any of these categories and terms and conditions of any action will be decided by PMS upon consultation with FISCHER IMAGING. Classification will take into account applicable law and regulations.

6.2.         Field Problem Reporting by PMS

PMS will report all problems using a Field Problem Report Form sheet (see Annex 1 to this Attachment). In order to shorten turnaround times, PMS may report by telephone, fax or e-mail. Telephone reports must be promptly confirmed by a written Field Problem Report.

The categories of Problems are defined as very urgent problems, urgent problems, routine problems and production stop:

VERY URGENT PROBLEMS

•    Disables the use of the Product or causes an abnormal end of the application program.

•    Causes danger for the patient being examined or personnel operating the Product.

URGENT PROBLEMS

•    Disables the use of the Product under certain conditions

•    Disables the use of certain function(s) of the Product

ROUTINE PROBLEMS

•    Problems other than VERY URGENT or URGENT

PRODUCTION STOP

•      The Production at PMS or any of PMS’s Affiliated Companies is stopped, caused by a Product delivered by FISCHER IMAGING.

The Corrective Maintenance shall be provided by FISCHER IMAGING by:

1.     Delivering as soon as possible solutions for VERY URGENT, URGENT DEFECTS and PRODUCTION STOP in the form of preliminary solutions (temporary fixes only, no corrections to the Product) and definite solutions (corrections to the Product) if necessary in an unscheduled revision Level of the Software. Component failures to be resolved by mutual agreement.

2.     Delivering solutions for routine defects in the form of definite solutions as part of the next Level of the Product delivery.

The time schedule for response to PMS and solution delivered to PMS, are given in below diagram.

4

Error/Defect classification	initial response solution	preliminary solution	definite

VERY URGENT	12 hours	2 weeks	6 weeks

URGENT	24 hours	4 weeks	16 weeks

ROUTINE	48 hours	N.A.	next level

PRODUCTION STOP	8 working hrs		2 working days

Note:      The hours mentioned in initial response are meant to be business hours. The other mentioned timeframes are referring to calendar days/weeks.

If FISCHER IMAGING cannot provide a definite solution without violating the Specifications of the Product, then FISCHER IMAGING shall timely inform PMS in writing, together with a comprehensive explanation of the reasons and consequences. FISCHER IMAGING shall refrain from any activity to implement such a definite solution unless PMS has accepted the proposed solution in writing.

Both preliminary and definite solutions will be made available to PMS as soon as possible after FISCHER IMAGING has produced and tested these solutions. The solutions shall be documented and made available to PMS by fastest means of communication and/or transportation.

For all categories, FISCHER IMAGING will work continuously during regular business hours and with first priority on such problem until it is solved.

Outline of Maintenance and Support Services:

To streamline customer support and accelerate resolution of issues, the following escalation process will be followed. PMS will employ this escalation process and all reasonable efforts will be applied to resolving the issues at the lowest possible level, before escalating to the next.

Philips will provide Level 1 and Level 2 support to its customers. Fischer Imaging will provide Level 3 and Level 4 support to Philips Technical Support Group. Fischer Imaging will not be required or expected to provide support directly to Philip’s customers or field service engineers.

Level 1 Support: Direct Customer Support – This covers on site as well as phone support of the end user in addressing issues concerning applications, workflow, functions, features or failures.

Level 2 Support: Technical Support – This applies to technical support of field engineers and end users. Examples would be in collecting data or error logs remotely for the purpose of diagnosing issues or replicating problems.

Level 3 Support: Factory Technical Support – This applies to issues that remain unresolved and Philips field and technical support have replicated the problem and exhausted all other courses of action.

Level 4 Support: Engineering Support – This covers software and hardware engineering to correct design defects.

6.3.         Service information

FISCHER IMAGING shall include PMS in the distribution list for technical information bulletins via FISCHER IMAGING’s Extranet.

7.             Configuration Management

FISCHER IMAGING will maintain a Configuration Record for each Product and Service Part delivered (Excel-file), indicating:

•    Product and Service Part serial number

•    Hardware configuration and firmware level (if any)

•    Identification of assemblies and sub-assemblies contained in the Product by Service Part numbers and serial number.

5

8.             Service Parts

8.1.         Service Parts List

FISCHER IMAGING shall provide PMS with a list of Service Parts containing the following information:

•      Part number with revision level where applicable;

•      Description of the Service Part;

•      Identification of critical items in close co-operation with PMS;

•      Identification of strategic parts ECCN (Export Control Classification Number);

•      Repair or replacement cost per Service Part;

•      Identification of repairable and exchangeable items and delivery time.

8.2.         Stock Recommendations

FISCHER IMAGING will provide PMS with recommendations for the stocking of Service Parts required to support and maintain the Products and update such information as required.

PMS shall inform Fischer Imaging once a year of its estimate with regard to Service parts potential for the coming calendar year.

FISCHER IMAGING will ensure availability of Service Parts prior to the first dispatch of Products.

8.3.         Ordering and Delivery Time for Service Parts

8.3.1.       Priority 1 orders (P1)

Service Parts to be delivered under “priority 1 order” (breakdown and out of stock situation) will be shipped by FISCHER IMAGING within a period of twenty-four (24) hours after notification using courier service (or within longer period as agreed in writing).

8.3.2.       Priority 2 orders (P2)

Service Parts to be delivered under “priority 2 orders” may be placed by PMS during the term of this Agreement. These Service Parts will have a Delivery Time of three (3) days.

8.3.3.       Normal (replenishment) orders (P3)

Delivery time for Service Parts will be 30 days after receipt of the Purchase Order.

8.4.         Repair

8.4.1.      Repair Services

Service Parts which are identified as repairable items, may be returned “as is” by PMS to FISCHER IMAGING for repair, and will be -if allowed by applicable law and regulations- repaired to the highest configuration level within 6 (six) calendar weeks or, at PMS’s option, be replaced within 1 (one) week.

PMS may return a broken Service Part within a reasonable time, irrespective of the supply by FISCHER IMAGING of the replacing Service Parts.

Service Parts returned already two times to FISCHER IMAGING will be taken out of circulation. The Service Part will be replaced by a new one.

PMS will receive a full refund for unused obsolete Service Parts, meaning Service Parts in its original package, if those Service Parts are returned as a result of a mandatory FCO, within 90 days of receipt of FCO.

DOA Service Parts will be returned to FISCHER IMAGING for functional check. Those items found to be acceptable will be returned to PMS at no charge. If an item is returned a second time as DOA, PMS will receive a new replacement item free of charge. The DOA Service Part will be discarded upon the second return.

A Service Part returned by FISCHER IMAGING to PMS will be replenished by FISCHER IMAGING with all parts necessary to complete the original delivery. (e.g. spare fuses for power supply)

Hard Disc Assemblies (HDA) returned for repair and still containing data shall not be read by FISCHER IMAGING. When the HDA is reused, the contents on disc will be erased by FISCHER IMAGING before re-shipping.

6

8.4.2.      Repair at PMS

If PMS would elect to start repair of exchangeable Service Parts in its own workshops, then FISCHER IMAGING will transfer free of charge to PMS, all relevant information concerning:

•    Trouble shooting

•    Component specifications (names and addresses of vendors included)

•    Adjustment procedures

•    Tools and repair aids (specifications and prices)

•    Initial training (if applicable)

•    Test equipment

•    Test and diagnostic software (both in source and object code)

To maintain warranty on Products and Service Parts, PMS must acquire prior approval to start repair of exchangeable Service Parts in its own workshop or an approved third party.

8.5.         Restocking fees

PMS is entitled to return all up to date Service Parts in their original package which Service Parts shall be accepted by FISCHER IMAGING, for a restocking fee of 90% of original purchase price to PMS.

8.6.         Packing and storage

In addition to the conditions as stated in article 9 of the Agreement, each Service Part will be packed in such a way, that it can be reused and stored without re-packing (if necessary, electrostatic discharge-packing is to be used).

FISCHER IMAGING will specify the storage conditions for Service Part(s), such as but not limited to temperature, humidity, shelf life and air pressure, for any Service Part(s) for which there are special requirements in this regard.

8.7.         Affiliated companies and subcontractors involved

The service logistics branch of Affiliated Companies if they so desire, or the subcontractors appointed by PMS, are entitled to deal directly with FISCHER IMAGING in the areas of ordering Service Parts and returning Service Parts for repair to FISCHER IMAGING. PMS will provide prior notice of those subcontractors.

Hamburg,	Denver,

Philips Medical Systems	FISCHER Imaging
DMC GmbH

7

Philips Medical Systems - FIC	PMS - FIC
Annex S1: Service
Master Purchasing Agreement PMS and FIC

Annex 1 to ATTACHMENT G

For the purpose of this Annex, PMS is refered to as “PMS”.

PMS Reference number:		FISCHER IMAGING Reference number:

Name:		Name:
Phone:		Phone:

Date:
Product:
Serial number:

Problem area:	Application Software
Diagnostic software
Hardware
Documentation

Problem description:

Solution:

8

Incoming Goods Inspection (Annex O2 of Master Purchasing Agreement)

Philips Medical Systems

Annex to the Master Purchasing Agreement

(Agreement No. P01-000132)

regarding

Service Comprising Incoming Goods Inspections
in accordance with §§ 377 - 378 of the German commercial code (“HGB”)

between

Fischer Imaging

12300 North Grant Street

Denver, Colorado 80421

(hereinafter referred to as “FIC”)

and

Philips Medical Systems

DMC GmbH

Röntgenstrasse 24

22335 Hamburg

(hereinafter referred to as “PMS”)

Subject of the agreement

PMS DMC: Einkauf PST
PMS	FIC

1

Performance of the incoming goods inspection in accordance with §§ 377 - 378 of the German commercial code (“HGB”)

The contracting parties agree on an incoming goods inspection (GRI) on behalf of PMS.

The incoming goods inspection shall be explicitly commissioned for each purchase order; the cost of the inspection shall be included in the price of the articles ordered.

The scope of the inspection shall be based on the test specifications prescribed by PMS or agreed with it, which are an integral part of the Specification.

The contracting parties waive in agreement PMS’s duty to inspect and file a complaint in accordance with §§ 377 – 378 of the German commercial code although the contractual and statutory entitlement to compensation shall remain. The obligation shall be replaced by the detached, explicitly agreed incoming goods inspection at the contractor’s premises.

If defects occur at PMS earlier or later, which are due to an inadequate incoming goods inspection, PMS may take recourse to the contractor. The scope of the warranty and the periods thereof shall be based on the purchasing conditions of PMS. In the event of any faults occurring, the contractor shall without delay adept the incoming goods inspection to the new requirements and ensures that the sources of error are eliminated.

Notwithstanding the above agreements, PMS shall identify the goods, establish the quantity and check the consignment with regard to apparent damage in transit.

The contractor shall perform the specified inspections as a routine inspection, document them individually and file the documents for at least 10 years. The documents filed shall be made available to PMS on request.

Place of jurisdiction

The place of jurisdiction for any disputes resulting from the contract shall be Hamburg, Germany.

Hamburg,	Denver,

Philips Medical Systems	FISCHER Imaging
DMC GmbH

2

Philips Medical Systems - FIC	PMS - FIC
Annex O3: Quality Cost Agreement
Master Purchasing Agreement PMS and FIC

Annex of Master Purchasing Agreement

(Agreement No. P01-000132)

concerning

Quality Cost Agreement

between

Fischer Imaging

12300 North Grant Street

Denver, Colorado 80241

(hereinafter referred to as “FIC”)

and

Philips Medical Systems

DMC GmbH

Röntgenstrasse 24

22335 Hamburg

Germany

(hereinafter referred to as “PMS”)

PMS DMC: Einkauf
PMS	FIC

1

Object of the Agreement

1      Quality Cost Agreement

The goods delivered shall be inspected by PMS for apparent undamaged condition and completeness within an appropriate time. Notification of evident defects shall as a rule be effected within 6 weeks from receipt of the goods. Notification of hidden defects shall be effected immediately after their discovery. Payment for the goods shall not signify their approval as complying with the contract and free of defects.

PMS has established the zero defect strategy within its Quality Management Program. PMS expects from FIC to support the PMS strategy and observe the zero defect strategy for all the products and services of FIC, too. FIC shall support the delivery of products without any defect by continuous improvement, supervision, and analysis of all of its production and working processes.

For each purchased product FIC shall, on request of PMS, list and follow up quality assurance targets reconciled with PMS. The proof of reaching these targets shall be transparent and proved to PMS by giving PMS access to the respective documents.

The Supplier warrants that the goods delivered comply with the agreed specification, that they have no defects which impair their value or their suitability, and that they do not lack any promised characteristics. The Supplier also warrants that the goods supplied are free of design, material and manufacturing faults and are in accordance with the latest state of the art.

In the event of defects in the goods supplied FIC receives a Quality Faults Report of Purchased Products and a List of Costs (see below).

In the event of defects in the goods supplied, we shall be entitled at our option to demand replacement free of charge or correction of such defect. In urgent cases, we shall be entitled to remedy such defects ourselves at the cost of the Supplier. If we have requested correction of a defect and such correction is still not successfully effected after expiry of a reasonable period of grace, we shall be entitled to demand a reduction of the agreed price, or to rescind the contract in whole or in part, and to claim damages for non-fulfilment. Any further rights that we have to warranty or the payment of damages - including for consequential damage -  shall remain unaffected thereby. In particular, we shall be entitled to claim reimbursement of the costs incurred by us for inspection if the above-average occurrence of faults compels us to conduct incoming inspections over and above the usual level of random sample inspections (Master Purchasing Agreement, par. 7.6).

We shall be entitled to place nonconforming goods in storage or to return them to the Supplier at the latter’s cost and risk. Title to such goods shall revert to the Supplier on the date of sending of the notification of the return shipment of the nonconforming

2

goods. Transfer of possession of the goods shall be replaced by our safekeeping of the goods for the Supplier.

In the event of defects, which are not noticed until the goods are machined or processed, we shall also be entitled to claim reimbursement of any cost incurred by us to no avail.

In the event of rework or replacement delivery, the warranty period shall start again for the reworked part or for the replaced goods. (See Master Purchase Agreement)

For retention of our warranty claims beyond the warranty period, it shall suffice if we have notified the Supplier of the defect within the warranty period.

Our rights as set out above shall not be affected by a quality agreement (e.g. ppm, zero defects).

2      Place of jurisdiction

The place of jurisdiction for all disputes resulting from this Agreement shall be Hamburg, Germany.

Hamburg,	Denver,

Philips Medical Systems	FISCHER Imaging
DMC GmbH

Annex:   Qualitätsmängelbericht (Quality Fault Report for Purchased Parts)
Kostenaufstellung (List of costs)

3

Quality Fault Report for Purchased Parts			TPAI
(Qualitätsmängelbericht)
PMG	Copy:	Accounting Dpt.	PK 152

Report-No.:		Initial Purchasing Dpt.	PK 145

 Philips Medical Systems • D-22331 Hamburg/ Germany

Philips Medical Systems
An die Geschäftsleitung	DMC GmbH
Röntgenstraße 24

D-22335 Hamburg/ Germany

Tel.: + 49 40 50 78 {Quality manager}

Your order No.	of	Our Ref.	Extension	Hamburg
Name:

Defects have been detected on the product manufactured by you:

PMS-12 NC:	Designation:

Amount:	Series number:

Date of delivery:	Delivery note No.:

Our order No.:	Buyer:

Date:

Description of the defect: See attachment {Fault Report}

☐  Production shutdown

Due to the defects described PMS proposes the following measures:

☐ PMS eliminates the defect	☐ Scrapping by PMS with request for replacement delivery free of charge

☐ Immediate return with the request for replacement delivery of the product or repair by you until

To be filled out by the supplier:

Supplier agrees	☐ yes	☐ no

Supplier repairs at PMS	☐ yes	☐ no

Return delivery No.

Commission No.

4

Quality Fault Report    page I

Quality Fault Report for Purchased Parts	TPAI

Report-No.:

We are asking you to inform PMS in written form (within no later than five work days) what measures have been taken by you to avoid such defects in the future.

We are also asking you to inform PMS in written form whether any other products might be affected.

Please send this form sheet to PMS to the above fax number within 24 hours.

Elimination of the error: (see attachment) {answer of supplier}

The accounting department will send you a debit note over the amount of              EUR for any costs incurred for PMS .

Any costs that cannot be foreseen at the moment will later on be debited by PMS.

First name, name	First name, name	First name, name
Philips Medical Systems	Philips Medical Systems	Philips Medical Systems
DMC GmbH	DMC GmbH	DMC GmbH

Date	Date	Date

Quality Fault Report    page II

5

Philips Medical Systems - (NN)	PMS - (NN)
Anhang O3: Quality Cost Agreement
zum Rahmenvertrag zwischen PMS and (NN)

List of costs:

(Kostenaufstellung)

1.     Fixed charges for return shipments

•      Fault report internal

•      Fault report external

•      Administration, shipment, transport

•      Incoming/outgoing goods, administration,

•      Final check & completion of comlaint

Subtotal

200.- EUR

200.- EUR

2. Extra work costs

• Fault report of defective product	(hours)

• Disassembly of defective product	(hours)

• Assembly of a new product	(hours)

• Test of a new product	(hours)

• Process disturbances	(hours)

• Additional requirements for a new test as a result of the insufficient quality	(hours)

• Refinishing work	(hours)

• Material costs incl. cost for scrapping	EUR	EUR

Total of                      hours x 50.- EUR/h

Subtotal work costs

EUR

 EUR

3. Fixed charges for shipments that are not returned

• Fault report internal

• Fault report external

• Administration, final test completion of complaint

Subtotal

100.- EUR

100.- EUR

Total costs:

EUR

First name, name (Operationsmanager)

First name, name (PMS employee)

(signature)	(signature)

Quality Fault Report    page III

PMS DMC: Einkauf GEN
PMS	FIC

6

Philips Medical Systems - FIC	PMS - FIC
Annex O1: Logistic Procedure
Master Purchasing Agreement PMS and FIC

Logistic Procedure

Annex O1 to Master Purchasing Agreement (Agreement No. P01-000132)

between

Philips Medical Systems and Fischer Imaging

1.  Planning & forecasting

•      PMS will provide a rolling 4-quarter, non-binding forecast. Regular delivery of the product will start in Q3 2005.

•      The forecast will be updated every quarter for the upcoming 4 quarters on the first day of the month prior to the beginning of that quarter. It will be PMS’s most accurate expectations for shipment requirements.

•      The forecast for the most current quarter will not exceed current in house orders with confirmed shipping dates within that quarter plus an additional 30% for forecasts units, where orders are not yet confirmed, but are expected with delivery required in that quarter.

•      Fischer will inform Philips about general slot planning.

2.  Delivery times

•      Lead-time for the product is 21 calendar days from receipt of purchase order until day of shipment.

•      For volumes higher than forecasted (more than additional 30%) every reasonable effort will be made to meet the lead-time for additional volumes.

•      If reasonable volumes are reached (approximately 100 units per year) both parties agree to establish a consignment stock at PMS premises.

•      All orders shall be considered firm and non-cancelable 21 days prior to the requested shipping date

•      In case of move outs PMS will inform Fisher and vice versa. Fischer will send a new confirmation within 2 days

•      Fischer will take express costs for transportation in case of late deliveries.

3.  Tender Business

•      Any single order for more than 5 systems will be considered a “Tender Order”.

•      Tender business shall be regarded as additional business to the forecast.

•      Every reasonable effort will be made to meet the shipping requirements, but the orders will not be subject to the 21-day shipping requirement for forecasted orders. Both parties will agree on a delivery schedule for every individual tender that meets the tender requirements.

4.  Shipment procedures

•      PMS preferred carriers are Panalpina or Menlo. (Contact addresses/phone number are listed at the end of this annex) Fischer will deliver all systems through these carriers to a Uni_Data Depot in Frankfurt. Uni_Data will consolidate goods from Hamburg and USA (Fischer) and will deliver as one lot shipment to final customer in Europe.

•      Shipments procedures to destinations outside Europe will be described in a separate annex to be added, when such deliveries will start.

•      Packing will be in heat-treated wood. This standard packing is included in the system price.

•      Packing will only bear Philips name and logo.

•      In case special packing is required (e.g. water proof, etc.) PMS will bear the cost.

•      Fischer will hand over the goods to the carrier at the committed delivery date with company neutral paperwork ( no Fisher labels, signs or Fisher invoices are to be attached to the shipment) . On all paperwork the customer order number and the Philips code numbers have to be visible.

5.  Order procedures

PMS will send a call off to Fischer preferably by Email or by fax with following contents:

•      Customer order number

•      Type number

•      Required delivery date (ex works)

•      Quantity

PMS DMC: Einkauf
PMS	FIC

1

PMS will receive an order confirmation within 2 days by Fischer preferably by EMAIL or fax with following contents:

•      Customer order number

•      Type number

•      Confirmed delivery date

•      Quantity

PMS will send a delivery advise to Uni_Data and to Panalpina / Menlo with following contents:

•      Customer order numbers

•      Date and time of arrival at destination

•      Address of final destination

Fischer will advise the carrier (Menlo, Panalpina) when the goods shall be picked up at Fischer Imaging. Reference is the customer order number.

Latest the day when the carrier picks up the material, Fischer will send a delivery note to Philips with following contents:

•      Final customer order number

•      Philips code numbers

•      Philips description

•      Serial number

•      Amount of parcels, sizes and weight

6. Addresses:

Panalpina Inc.	Unidata - Frankfurt
Global Account Division	UPS SCS GmbH & Co OHG
American Region	Hessenring 23
800 Arthur Avenue	64546 Moorfelden-Waldorf
Elk Groove Village, IL 60007 – USA	Germany

Menlo Worldwide
4790 Paris Street
Denver, CO 80239
Tel. 303 375-1457
Fax. 303 375-1470

2

Philips Medical Systems - FIC	PMS - FIC
Annex H1: Sustainability
Master Purchasing Agreement PMS and FIC

ATTACHMENT H1

SUSTAINABILITY REQUIREMENTS

For the purpose of this Attachment, BUYER is also referred to as “PMS” or “Philips Medical Systems”.

SECTION A:        APPLICABILITY AND SCOPE

1.0.          This Attachment incorporates the Royal Philips Supply Standard on Sustainability and as such establishes minimum requirements of behavior expected of Philips Medical Systems’ (PMS) suppliers of Products, as well as components, parts, including Service Parts (altogether “Parts”) and packaging (“Packaging”) with regard to sustainability and sustainable development.

1.1           This Attachment establishes Royal Philips and PMS’ specific environmental requirements for purchased Parts, Products and Packaging that are incorporated into or part of PMS Products.

1.2           This Attachment is not intended to be a listing of all product content limitations or restrictions that may be established as a matter of law. SUPPLIER’s compliance with this Attachment does not relieve or diminish SUPPLIER’s obligation to comply with all applicable laws.

1.2.1        Precedence:  Except as noted below, if a conflict should occur between this Attachment and any identified standard or regulation, this Attachment shall prevail.  Should a conflict occur between this Attachment and a PMS Product or Part Specifications, the PMS Product or Part Specifications shall prevail.

1.2.2        Exception:  Legal and/or regulatory requirements for the countries where these purchased Parts and Products are to be used take precedence over of this Attachment.

1.3           This Attachment is an addition to and does not in any way limit or supersede any Product Specifications that may be established by PMS.

Jens Homfeld

	PMS	FIC

SECTION B:  PHILIPS SUPPLY STANDARD ON SUSTAINABILITY

SUPPLIER represents and warrants full compliance with Philips Supply Standard on Sustainability as follows:

GENERAL

SUPPLIER is committed to act fairly and with integrity toward its stakeholders and is expected to comply with all applicable local rules and regulations.

ENVIRONMENT

SUPPLIER shall have ISO14001 certification or a plan to become certified.  Alternatively SUPPLIER must provide documented objective evidence of an operational environmental management system for ISO14001 or demonstrate equivalency, which shows continual environmental improvement. SUPPLIER must comply with requirements of the respective Product Division, including banned/hazardous substances content.

HEALTH AND SAFETY

SUPPLIER shall do all that is reasonable and practicable to:

•      Protect the health and safety of employees and contract labor and minimize any adverse work conditions;

•      Implement safe and healthful work practices to prevent injury, illness and property damage;

•      Minimize occupational exposures to potentially hazardous materials and unsafe work conditions by maintaining appropriate safety systems and effective controls;

•      Implement an emergency response program that addresses the most likely anticipated emergencies;

•      Train managers and employees to assure their continued commitment to their own health and safety and that of their co-workers;

•      Involve employees at all levels in the health and safety program; assure their accountability for injury and illness prevention.

CHILD LABOR

SUPPLIER shall not employ children in violation of convention 138 and 182 of the International Labor Organization.  In case of child labor, SUPPLIER shall take immediate remedial action in consultation with Philips, considering the interests of the children employed. This action will include:

•      Minimally acceptable employment conditions for the children employed (such as education, working hours, wages, medical facilities etc.)

•      The obligation of SUPPLIER not to employ any more children

•      A time period within which SUPPLIER will comply with the mentioned ILO norms.

FORCED LABOR

Employment should be freely chosen. Under no circumstances will SUPPLIER make use of forced or bonded labor – such as forced labor performed by persons placed in an institution, or compulsory labor including labor as a means of political coercion or education – to design, manufacture or assemble products and services for Philips.

RIGHT TO ORGANIZE

SUPPLIER shall recognize and respect the freedom of its employees to choose whether or not to establish or to associate with any organization of their own choosing (including labor unions) without SUPPLIER’s prior authorization. The employment of a worker shall not be contingent upon the condition that he/she not join a union or be forced to relinquish trade union membership.   Furthermore, union membership shall not be the cause for the dismissal of – or otherwise prejudice against – a worker. . SUPPLIER will not interfere with or finance labor organizations or take other actions with the intent of placing such organization under the control of SUPPLIER.

COLLECTIVE BARGAINING

SUPPLIER shall respect – within the framework of law, regulations and prevailing labor relations and employment practices – the right of its employees to be represented by labor unions and other employee organizations. SUPPLIER will engage in negotiations, either on its own behalf or through employers’ associations, with a view toward reaching agreement on employment conditions.

DISCRIMINATION

SUPPLIER shall treat its employees equally in employment and occupation, and will ensure that each has equal opportunities. SUPPLIER shall offer equal pay for equal work performed at equal levels. No form of harassment or discrimination in respect of employment and occupation will be tolerated, such as discrimination based on race, color, sex, age, language, religion, political or other opinion, national or social origin, property, birth or other status.

Declaration to be signed by Fischer Imaging:

Name:
(Company stamp)

Function:

Date:
Signature:

Philips & Fischer Imaging	Umbrella Purchasing Agreement No tbd

SECTION C:            PHILIPS MEDICAL SYSTEMS’ ENVIRONMENTAL SPECIFICATIONS FOR PRODUCTS, PARTS AND PACKAGING

1.0          ENVIRONMENTAL DECLARATION, BANNED AND RELEVANT SUBSTANCES AND SPECIFIC ADDITIONAL LEGISLATION

1.1           SUPPLIER represents and warrants that on the Effective Date, the Products, Parts and Packaging do not contain Banned Substances and comply with the Additional Environmental Legislation as specified in Annex 1 of this Attachment, except for certain Products specifically identified. For these identification purposes, SUPPLIER agrees to complete and sign the “Environmental Declaration For Products, Parts And Packaging” (Form A) of this Attachment and indicate whether or not Products, Parts and Packaging delivered to PMS contain Banned Substances and comply with the Additional Environmental Legislation identified in Annex 1. In case some Products contain Banned Substances or do not comply with the Additional Environmental Legislation identified in Annex 1, either as from the Effective Date or otherwise during the Term of the Agreement, SUPPLER shall, on the Effective Date or prior to the first delivery of such Products, Parts and Packaging, submit a “Request for Dispensation” (Form B) of this Attachment to BUYER.  Without prejudice to the provisions of Section A, 1.2 and the provisions below, BUYER may, at its sole discretion, provide in writing such a dispensation per Product and for a defined period of time.

1.2           SUPPLIER is responsible to inform BUYER on the Effective Date onward and prior to the first delivery, of the presence of Relevant Substances that are contained in Products, Parts and Packaging in excess of the thresholds listed in Form C of this Attachment, by using the “Declaration of Relevant Substances”, Form C of this Attachment.

1.3           SUPPLIER agrees to actively search for alternatives to eliminate Banned Substances and reduce and/or eliminate Relevant Substances contained in Products, Parts and Packaging.

1.4           SUPPLIER agrees to eliminate any non compliance with Additional Environmental Legislation related to Products, Parts and Packaging.

2.0          GENERAL ENVIRONMENTAL REQUIREMENTS

2.1           SUPPLIER shall comply with all applicable environmental laws, rules, regulations, ordinances, covenants, standards and the like, and BUYER’s implementation thereof (collectively herein referred to as “Environmental Regulations”) concerning the Products, Parts and Packaging thereof (including correct labeling) as well as plant operations and shipments in connection therewith, enabling BUYER to distribute on a world-wide basis Products, Parts and Packaging without restrictions.

2.2           Without prejudice to the representation and warranty of SUPPLIER as described in paragraph 2.1, in the event any new Environmental Regulation is promulgated after the date of signing of this Attachment, the parties hereto will negotiate to establish within a reasonable period of time equitable terms to prevent or remedy any non-compliance by SUPPLIER of said warranty and representation as a consequence of such promulgation.

2.3           To ensure continuous compliance with Environmental Regulations, the BUYER shall have the right to audit the implementation and adherence to this Attachment.

2.4           SUPPLIER agrees to control the environmental aspects of the design and manufacture of Products, Parts and Packaging through an adequate and effective environmental management system that complies with ISO 14001 referenced in the Philips Supply Standard on Sustainability.

2.5           Where SUPPLIER is not certified to ISO 14001 nor has an equivalent environmental management system in place, SUPPLIER shall provide to and agree on with BUYER a plan and time schedule to achieve an operational environmental management system or equivalent.

Jens Homfeld

	BUYER	SUPPLIER

3.0          DESIGN AND MANUFACTURING

3.1           SUPPLIER undertakes that Products, Parts and Packaging are designed and manufactured to comply with the objectives of the Waste Electrical and Electronic Equipment Directive (WEEE) (2002/96/EC).

3.2           Upon request, SUPPLIER will provide PMS with environmentally-related information regarding all materials included in the Products, Parts and Packaging including as a minimum:

3.2.1        Necessary information for disassembling, recycling, reusing and treating Products, Parts and Packaging at end of life;

3.2.2        The location of dangerous substances and preparations in Products, Parts and Packaging;

3.2.3        Appropriate markings in accordance with the WEEE Directive requirements.

3.3           On the basis of best effort, SUPPLIER undertakes to participate in Philips’ and/or BUYER’s environmental programs, such as

3.3.1        Reduction of the weight and volume of Packaging and Packaging materials to as low as possible and to the technically necessary minimum, while maintaining basic Packaging functions including transportability, protection and communication of information;

3.3.2        Environmentally Conscious Design (EcoDesign), i.e., reducing the integral environmental impact of the product over its entire life cycle;

3.3.3        Reusability of Products, Parts and Packaging.

4.0          CHEMICAL SUBSTANCES

4.1           Chemical Registration Requirements

4.1.1        SUPPLIER represents and warrants that each chemical substance, as defined in Toxic Substances Control Act, contained in Products, Parts and components sold to PMS is on the inventory of chemical substances compiled and published by the United States Environmental Protection Agency pursuant to the Toxic Substances Control Act (TSCA) and complies with chemical registration and pre-manufacture notification requirements in other countries that have enacted chemical registration requirements including but not limited to Australia, Canada, China, Japan, South Korea, Switzerland and the countries of the European Union.

4.2           Chemical Labeling and Materials Safety Data Sheet Requirements

4.2.1        SUPPLIER represents and warrants that each hazardous chemical, as defined by the United States Occupational Safety and Health Administration Hazard Communication Standard, contained as a chemical in Products, Parts and components complies with the labeling and Material Safety Data Sheet (MSDS) provisions of 29 CFR 1910.1200, ISO 11014-1 and 91/155/EC in that:

4.2.1.1     All hazardous chemicals are appropriately labeled;

4.2.1.2     An MSDS is provided to BUYER prior to and with the first delivery of the hazardous chemical, and whenever changes are made to the MSDS.

4.3           Carcinogen and Reproductive Toxicant Labeling Requirements

4.3.1        As determined by the State of California-  Safe Drinking Water and Toxic Enforcement Act or 1986, List of Chemicals Known to Cause Cancer or Reproductive Toxicity, California Code of Regulations, Title 22, Division 2, Part 2, Subdivisions 1, Chapter 3, Section 12000 –Chemicals Known to Cause Cancer or Reproductive Toxicity, products, accessories, parts, components or cables that contain chemical substances that exceed their

•      No Significant Risk Levels (NSRLs) to cause cancer, or

•      No Observable Effect Levels (NOELs) to cause reproductive harm must be labeled with a clear and reasonable content warning.

5.0          OZONE DEPLETING SUBSTANCES

5.1           SUPPLIER represents and warrants that neither any of the Products, Parts or Packaging, nor any component thereof contain or have been “manufactured with a process that uses” any ozone depleting substances as specified in the U.S. Clean Air Act, 40 CFR 82.

5.2           In case SUPPLIER cannot meet the above requirements, BUYER’s written approval is required prior to delivery and SUPPLIER must submit notification of non- conformance via the Request for Dispensation (Form B), and label the Products, Parts and Packaging in accordance with applicable regulatory requirements.

6.0          PACKAGING

6.1           Content restrictions that apply to Packaging refer to all Packaging materials purchased by PMS including those used to package PMS products for sale as well as those used to transport Products, Parts and components to the factory to be incorporated into PMS products, after which time, the Packaging would be discarded as waste.

6.2           Packaging must comply with the objectives of the European Directive 94/62/EC on Packaging and Packaging waste.   European Commission Decision 97/129/EC establishes a Packaging identification system.

6.3           All packaging materials, including pallets, shall be free of pests and comply with regulations regarding Solid Wood Packaging Materials (SWPM) where applicable. Wood originating in Canada, China, Japan and the United States must comply with European Legislation 1999/355/EC and 2001/219/EC with respect to treating and marking coniferous wood.

6.4           Timber used as crates, pallets and in containers as lining, flooring and skids, and any other articles described as Packaging and dunnage being exported to Australia must satisfy Australian Quarantine and Inspection Service (AQIS) requirements prior to entry.

Signature:	Signature:

Name:	Name:

Title:	Title:

Date:	Date:

Initials:	Initials:

Philips Medical Systems	Fischer Imaging

Philips & Fischer Imaging	Umbrella Purchasing Agreement No tbd

ANNEX 1 To Section C of Attachment H1

Royal Philips Electronics List of Banned Substances (CSO -BP01-2004-1)
Revision date: 2004-07-15

Articles (i.e. materials, components, subassemblies, products) delivered to Royal Philips must be free of the “Banned substances” as mentioned in this list.

Substances	Declaration threshold ppm (mg/kg) (1)	Legal date entry into force
Cadmium and –compounds	20	Immediately
Mercury and –compounds	2	Immediately
Lead and – compounds	1000	1 July 2006
Lead and – compounds in outer sleeves of cables, according to proposition 65 legislation, USA	300	Immediately
Hexavalent Chromium (Cr 6+) and compounds	1000	1 July 2006
Asbestos (all types)	10	Immediately
CFCs, Chlorofluorocarbons	1	Immediately
HCFCs, Hydrogenated chlorofluorocarbons	1	Immediately
Halons	1	Immediately
CHCs, Chlorinated hydrocarbons,	1	Immediately
Methyl Bromide	1	Immediately
HBFCs, Hydrobromofluorocarbons	1	Immediately
1,1,1-Trichloroethane	1	Immediately
Carbon tetrachloride	1	Immediately
Dichloromethane (CH2Cl2)	1	Immediately
Trichloroethylene (C2HCl3)	1	Immediately
Perchloroethylene (C2Cl4)	1	Immediately
PCBs, polychlorinated biphenyls	10	Immediately
PCTs, polychlorinated terphenyls	10	Immediately
PCP, Pentachlorophenol and its salts and esters	10	Immediately
Polybrominated diphenyl ethers (2) (PBDEs)	1000	Immediately
Polybrominated biphenyls (PBBs)	1000	Immediately
Ugilec 141 (mono methyl tetrachlorodiphenyl methane)	10	Immediately
Ugilec 121 (or Ugilec 21) (monomethyl dichlorodiphenyl methane)	10	Immediately
DBBT (monomethyl dibromodiphenyl methane)	10	Immediately

Product packaging must be free from the above-mentioned substances AND the following:

Substances	Declaration threshold ppm (mg/kg)	Legal date entry into force
PVC and PVC blends	1000	Immediately
Sum of Heavy metals (Cd, Hg, Cr(6+) and Pb)	100	Immediately

Note:

For Product Division (PD) additional banned substances and specific exemptions on above list, see appendix to this Royal Philips Electronics list of Banned Substances.

(1)    In fact, banned substances are not to be intentionally used, that is, Royal Philips Electronics accepts that certain materials contain a certain amount of naturally occurring banned substances. Thresholds can represent legal limits, or refer to currently accepted analysing thresholds.

Furthermore these thresholds should be declared on component level. Substances are measured in homogeneous materials.

(2)    Poly Brominated Biphenyl Ether are same as Poly Brominated Diphenyl Ether (PBDE) and Poly Brominated Diphenyl oxides (PBDO) and Poly Brominated Biphenyl oxides (PBBO)

BUYER	SUPPLIER

Philips Medical Systems - FIC	PMS - FIC
Annex H1: Sustainability
Master Purchasing Agreement PMS and FIC

Appendix in addition to Royal Philips Electronics list of Banned Substances CSO-BP01-2004-1

Additional Banned Substances and specific exemption per Product Division (PD)

Philips Consumer Electronics (CE)

Additional Substance(s) and different legal dates	Declaration threshold ppm (mg/kg)	Entry into force	Remark
Short-chain chlorinated paraffins	10	Immediately	(C10-C13) used in paints and as flame retardant in PVC
Organostannic compounds	10	Immediately	Organic Tin compounds (TBT, TPT and TBTO compounds)
TBBA (tetrabromobisphenol-A)	10	1 Jan 2006	Applied as FR in Laminates of printed wiring boards (PWBs) also in plastics
Azocolourants	30	Immediately	Applied in leather and textiles in prolonged skin contact
Nickel and nickel alloys	0,5µg/cm2/week	Immediately	Only in prolonged skin contact,
Tris-(1-aziridinyl) phosphinoxide	10	Immediately	Applied in leather and textiles in prolonged skin contact
Tris-(2,3-dibromo-propyl) phosphate	10	Immediately	Applied in leather and textiles in prolonged skin contact
Lead and - compounds	1000	1 Jan 2005	This is before the legal date (EU Directive RoHS 2002/95/EC)
Hexavalent Chromium (Cr 6+) and compounds	1000	1 Jan 2005	This is before the legal date (EU Directive RoHS 2002/95/EC)

CE Requirements to phenol in laminates of printed wiring boards:

1. Smell Emission : <200 odor unit/m2/day

Test method: Measured in duplo according to NVN2820 (or NEN-EN 13725:2003) by TNO Apeldoorn, the Netherlands, with 10 dm2 of single sided copper cladded laminate after 3 days at room temperature in a PTFE bag of approximately 40 l.

2. Phenol monomer : <50 mg/l phenolics

Test method : Phenolics content in water (according to ISO 6439) after shaking for 23 hours a mixture of 75 g of milled (to 3 mm)

laminate in 1.5 l of demineralized water at pH 4).

Philips Domestic Appliance and Personal Care (DAP)

Additional Substance(s) and different legal dates	Declaration threshold ppm (mg/kg)	Entry into force	Remark
EPS (Expanded Polystyrene)	1000	Immediately	Banned for Product Packaging (with a product weight of less than 20 kg)

Exemption information:

DAP is re-enforcing its limit for the cadmium-threshold from 100 ppm to 20 ppm. Final entry into force of this new more stringent value is January 1st, 2006.

Philips Lighting

Additional Substance(s) and different legal dates	Declaration threshold ppm (mg/kg)	Entry into force	Remark
Antimony in soda lime glass	1000	Immediately	The antimony is present as an impurity, not intentionally added to the glass.
Polycyclic aromatic hydrocarbons (PAHs)	5	Immediately	All applications. (like potting material for electronic ballast)
TBBA (tetrabromobisphenol-A)	10	1 Jan 2006	Applied as FR in Laminates of printed wiring boards (PWBs) also in plastics.

Exemption information:

Mercury is allowed only in gas discharge lamps with certain conditions referred in European Directive RoHS 2002/95/EC. This restriction applies only for lamps placed on the European market since 1st July, 2006.

Philips Medical Systems (PMS)

Additional Substance(s) and different legal dates	Declaration threshold ppm (mg/kg)	Entry into force	Remark
Arsenic compounds	10	Immediately	Banned for wood Packaging

Exemption information:

Lead and compounds, and Hexavalent Chromium (Cr 6+) and compounds are only mentioned in the new European Directive RoHS

2002/95/EC and not in any other legislation. Presently Medical equipment is exempt from this RoHS Directive. Therefore these substances are not Banned for PMS and no Request for Dispensation is required.

This exemption does not include Lead in outer sleeves of cables in accordance with proposition 65 .

Philips Semiconductors

Additional Substance(s) and different legal dates	Declaration threshold ppm (mg/kg)	Entry into force	Remark
Short-chain chlorinated paraffins	10	Immediately	(C10-C13) used in paints and as flame retardant in PVC
Organostannic compounds	10	Immediately	Organic Tin compounds (TBT, TPT and TBTO compounds)
Polychloronaphtalenes	10	Immediately	> 3 Cl atoms as stabilizer and flame retardant in plastics
Benzene	100	Immediately	As residual solvent in materials
Formaldehyde	0.1	Immediately	As residue in plastics, resins
Lead and - compounds	1000	1 Jan 2005	This is before the legal date (EU Directive RoHS 2002/95/EC)
Hexavalent Chromium (Cr 6+) and compounds	1000	1 Jan 2005	This is before the legal date (EU Directive RoHS 2002/95/EC)

PMS	FIC

Additional Environmental Legislation Applicable to PMS Products, Parts and Packaging (Based on international legislation)

Additional Legislation Applicable to PMS Products, Parts and Packaging

Batteries	-	European Council Directive 91/157/EEC, 93/86/ EEC and the U.S. Regulation H.R. 2024 on Batteries (if product contains batteries)

Packaging	-	European Legislation 1999/355/EC and 2001/299/EC with respect to treating and marking coniferous wood originating in Canada, China, Japan and the United States
	-	European Council Directive 94/62/EC on Packaging

Electric & Electronic Equipment	-	European Council Directive 2002/96/EC on Waste Electric and Electronic Equipment (WEEE)

Chemicals	-

United States (State of California) – Safe Drinking Water and Toxic Enforcement Act of 1986 List of Chemicals Known to Cause Cancer or Reproductive Toxicity - California Code of Regulations, Title 22, Division 2, Part 2, Subdivisions 1, Chapter 3, Section 120000 – Chemicals Known to Cause Cancer or Reproductive Toxicity

120000 – Chemicals Known to the State to Cause Cancer or Reproductive Toxicity

arcinogen and Reproductive Toxicant Requirements as determined by State of California

Ozone Depleting Chemicals	-	U.S. Clean Air Act and Amendments (CAAA) and U.S. Significant New Alternative Policy (SNAP-rule); 40 CFR 82

Instructions to Complete Forms A, B and C

Form A: Environmental Declaration For Products, Parts And Packaging Sold To Philips Medical Systems (PMS)

SUPPLIER shall complete, sign and return Form A to BUYER.   To complete Form A, SUPPLIER shall check Box 1 or 2 under each section “Banned Substances Applicable to Products, Parts and Packaging” and “Additional Environmental Legislation Applicable to PMS Products, Parts and Packaging” to indicate whether Products, Parts and Packaging sold to BUYER comply with the Philips environmental requirements.

Form B: Request for Dispensation

If SUPPLIER has indicated a non compliance on Form A, SUPPLIER shall additionally complete, sign and return Form B.

One Form B must be completed for each Product, Part and Packaging that does not comply with Philips environmental requirements. To complete Form B, SUPPLIER shall indicate the Part, Product or Packaging and corresponding Banned Substance(s) and/or Additional Environmental Legislation to which it does not comply.

Form C:  Declaration of Relevant Substances

This Form must be completed, signed and returned by SUPPLIER only if Products, Parts or Packaging delivered to PMS contain any of the Relevant Substances listed on Form C.

FORM A

ENVIRONMENTAL DECLARATION FOR PRODUCTS, PARTS AND
PACKAGING SOLD TO PHILIPS MEDICAL SYSTEMS (PMS)

To be filled out by Supplier	For PMS use only Supplier number :

Supplier:

Supplier Address:

Supplier Phone:

Banned Substances Applicable to Products, Parts and Packaging (Based on international legislation and Philips Directives) Please check box #1 or #2 below that applies.

(1)

SUPPLIER warrants that on the execution date of this Declaration, the Products, Parts and Packaging supplied to PMS do not contain Banned Substances in excess of the thresholds listed in Annex 1 of Attachment H1 of the Umbrella Purchasing Agreement as numbered above.

(2)

SUPPLIER warrants that on the execution date of this Declaration, the Products, Parts and Packaging supplied to PMS do not contain Banned Substances in excess of the thresholds listed in Annex 1 of Attachment H1 of the Umbrella Purchasing Agreement as numbered above, except those Products, Parts, Packaging for which dispensation is requested.   Any deviation is specified on the “Request for Dispensation” (Form B) for each Product, Part and Packaging delivered to PMS that contains one or more Banned Substance.

Additional Environmental Legislation Applicable to PMS Products, Parts and Packaging (Based on international legislation) Please check box #1 or #2 below that applies.

(1)

SUPPLIER herewith declares that the Products, Parts and Packaging supplied to PMS are in compliance with the Additional Environmental Legislation listed in Annex 1 of Attachment H1 of the Umbrella Purchasing Agreement as numbered above.

(2)

SUPPLIER herewith declares that the Products, Parts and Packaging supplied to PMS are in compliance with the Additional Environmental Legislation listed in Annex 1 of Attachment H1 of the Umbrella Purchasing Agreement as numbered above, except those Products, Parts, Packaging for which dispensation is requested.  Any deviation is specified on the “ Request for Dispensation” (Form B) for each Product, Part and Packaging delivered to PMS that does not fully comply with the Additional Environmental Legislation.

Supplier must complete a Request for Dispensation (Form B) for any non compliance with the Banned Substances or Additional Environmental Legislation listed specified in Annex 1  of Attachment H1 of the Umbrella Purchasing Agreement as numbered above.   A separate Form B must be completed for each Product, Part and Packaging that deviates from any of these requirements.

For future deliveries, Supplier warrants to implement effective controls to assure continuous compliance with the above requirements and agrees to accept PMS compliance audits on these requirements.

Responsible Manager: (Print name)	Signature:

Function:

Date:

FORM B

REQUEST FOR DISPENSATION
(To be filled out by supplier for each applicable Product, Part and Packaging)

Product Number (Philips Numbering Code):	For Philips Medical Systems (PMS) only SUPPLIER Number:

Check all that apply:

Royal Philips Electronics Banned Substances for Products, Parts and Packaging:

With respect to the “ Environmental Declaration of Products, Parts and Packaging sold to Philips Medical Systems”, dispensation is requested to use Banned Substance(s) in excess of the thresholds listed in Annex 1 of Attachment H1 of the Umbrella Purchasing Agreement as numbered above.

Please list the Banned Substance(s) and concentration for which dispensation is requested in the space below:

Additional Legislation:

Dispensation is requested for non compliance(s) to Additional Environmental Legislation listed in Annex 1 of Attachment H1 of the Umbrella Purchasing Agreement as numbered above.

Please list applicable legislation in the space below:

Additional Information: Please indicate below the amount of time for which dispensation is requested, and describe the deviation, reason for it and possible alternatives.

Product, Part, Packaging:

Dispensation requested for the period:	From:	To:

Description of application:

Reason for use:

Possible alternatives:

Responsible Manager: (Print name)	Signature:

Function:

Date:

FORM C

DECLARATION OF RELEVANT SUBSTANCES
( To be filled out by supplier for each applicable product, part and packaging)

SUPPLIER:	Supplier Number: For Philips Medical Systems (PMS) only

Relevant Substances: (Request for dispensation is not required)

SUPPLIER confirms that, on the execution date of this Declaration, the Product, Part or Packaging indicated below as supplied to PMS contains Relevant Substance(s) in excess of the thresholds identified in the List of Relevant Substances for Product, Parts and Packaging below.

•	For environmental improvements, end of life and customer information, a relevant substance in excess of the threshold must be declared.
•

Only declare relevant substances in the Product, Part or Packaging when the concentration is above the threshold levels as indicated in the List of Relevant Substances for Products, Parts, Packaging below.

Product (Philips Numbering Code):	SUPPLIER code:
Product weight:	kg / gr:

Please check all that apply

Relevant Substances for Products, Parts and Packaging	Threshold value in ppm (mg / kg)	Amount present in grams
Aromatic Hydrocarbons, Halogenated	10
Antimony and -compounds	10
Arsenic and -compounds	10
Beryllium and -compounds	10
Chromium(VI) -compounds	1000
Cobalt and -compounds	10
Lead and -compounds (Cables and Printed Circuit Boards excepted)	1000
Selenium and -compounds	10
Tellurium and -compounds	10
Thallium and -compounds	10
Organic Tin and -compounds	100
Tungsten and -compounds	100
Cyanides	10
Formaldehyde	100
PAHs (Polycyclic aromatic hydrocarbons)	10
PAHs, oxidized (Polycyclic aromatic hydrocarbons)	100
Phenol and phenolic compounds	100
Phthalate (All)	100
PFCs (Perfluorocarbons) (All)	10
Toluene	10
Xylenes	10
Epichlorohydrin (Monomer)	10

Responsible Manager: (Print name)	Signature:

Function:

Date: